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                                                                      Exhibit 11


                         INDEPENDENT AUDITORS' CONSENT


The Board of Trustees of
   Nationwide Investing Foundation III:



We consent to the use of our reports dated December 5, 1997 for the Financial Horizons Investment Trust, Nationwide Investing Foundation and Nationwide Investing Foundation II incorporated by reference herein and December 23, 1997 for the Nationwide Investing Foundation III -- Nationwide S&P 500 Index Fund included herein and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Other Services For All The Funds" in the Statement of Additional Information.


KPMG Peat Marwick LLP

Columbus, Ohio
January 15, 1998